NEWS RELEASE

Contact:  Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS NEW RECORD LOAN OUTSTANDINGS AND STRONG DEPOSIT GROWTH. SECOND QUARTER 2006 EARNINGS UP OVER 10% FROM 2005.

LATROBE, PA, August 3, 2006 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the three-month period ended June 30, 2006. The Company earned $805,000(or $.26 per average share outstanding) compared to $731,000 (or $.21 per average share outstanding) earned in the same period last year. The company earned $1.342 million (or $.42 per average share outstanding) for the six-month period ended June 30, 2006 and $1.772 million (or $.52 per average share outstanding) for the six-month period ended June 30, 2005. First half 2006 earnings reflect approximately $180,000 in non-recurring costs related to a negotiated stock repurchase. First half 2005 earnings benefited from a non-recurring $470,000 loan loss provision credit. Earnings-per-share in 2006 are based on 3,215,077 average shares outstanding compared to 3,413,426 average shares outstanding for the same period a year ago.

At quarter-end, the company reported record loan outstandings of $218.4 million compared to $204.4 million for the same period last year. Deposit products grew to $285.6 million at June 30, 2006 from $272.9 million at June 30, 2005. Earnings enhancement from the first quarter 2006 to the second quarter 2006 is mostly attributable to non-recurring first quarter stock repurchase costs, second quarter recognition of interest income on loans that had previously been in non-accrual status, and continued bank franchise loan and deposit growth throughout the first half of 2006.

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division headquartered in Greensburg, Pennsylvania. Commercial Bank also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	June	June
	2006	2005

ASSETS
Cash and due from banks on demand	$10,023	$7,685
Interest bearing deposits with banks	30	64
Total cash and cash equivalents	10,053	7,749

Federal funds sold	-	5,350
Securities available for sale	76,691	81,926
Restricted investments in bank stock	1,137	943

Loans	218,366	204,429
Allowance for loan losses	(1,655)	(1,647)
Net loans	216,711	202,782

Premises and equipment	4,090	4,524
Other assets	16,659	15,525

Total assets	$325,341	$318,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$66,112	$64,440
Interest bearing	219,529	208,445
Total deposits	285,641	272,885

Other liabilities	1,572	1,656
Short-term borrowings	2,600	-
Total liabilities	289,813	274,541

Shareholders' equity:
Common stock, par value $2 per share; 10,000,000 shares authorized; 3,600,000 shares issued; 3,044,813 and 3,413,426 shares oustanding in 2006 and 2005, respectively

	7,200	7,200

Retained earnings	39,471	39,182

Accumulated other comprehensive income	(737)	1,454

Less treasury stock, at cost, 555,187 and 186,574 shares in 2006 and 2005
	(10,406)	(3,578)
Total shareholders' equity	35,528	44,258

Total liabilities and shareholders' equity	$325,341	$318,799

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months			Six Months
	Ended June 30			Ended June 30
	2006	2005		2006		2005
	(unaudited)	(unaudited	)	(unaudited	)	(unaudited	)

INTEREST INCOME:
Interest and fees on loans	$3,274	$2,787		$6,277		$5,497
Interest and dividends on securities:
Taxable	946	1,170		1,828		2,436
Exempt from federal income taxes	38	33		71		67
Other	119	37		291		41
Total Interest income	4,377	4,027		8,467		8,041

INTEREST EXPENSE:
Interest on deposits	1,355	1,071		2,554		2,087
Interest on short-term borrowings	4	6		4		22
Total Interest expense	1,359	1,077		2,558		2,109

NET INTEREST INCOME	3,018	2,950		5,909		5,932
PROVISION FOR LOAN LOSSES	30	-		60		(470)

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,988	2,950		5,849		6,402

OTHER OPERATING INCOME:
Asset management and trust income	237	229		447		436
Service charges on deposit accounts	146	148		310		275
Other service charges and fees	171	164		372		358
Income from investment in life insurance	129	127		258		253
Other income	59	50		102		112
Total other operating income	742	718		1,489		1,434

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,299	1,308		2,610		2,692
Net occupancy expense	167	191		363		368
Furniture and equipment	149	191		316		372
Pennsylvania shares tax	140	140		280		278
Legal and professional	128	146		429		273
Other expenses	771	719		1,532		1,444
Total other operating expenses	2,654	2,695		5,530		5,427

INCOME BEFORE INCOME TAXES	1,076	973		1,808		2,409
Income tax expense	271	242		466		637

Net income	$805	$731		$1,342		$1,772

Average Shares Outstanding	3,050,742	3,413,426		3,215,077		3,413,426

Earnings Per Share	$0.26	$0.21		$0.42		$0.52